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                                   EXHIBIT 11

                           SI DIAMOND TECHNOLOGY, INC.

                     COMPUTATION OF (LOSS) PER COMMON SHARE

                                                        For the Three Months Ended       For the Nine Months Ended
                                                               September 30,                   September 30,
                                                       ----------------------------    ----------------------------
                                                            1997            1996           1997            1996
                                                            ----            ----           ----            ----

Computation of (loss) per common share:
     Net loss applicable to common shareholders ....   $ (1,658,514)   $ (2,177,872)   $ (5,060,200)   $(13,240,561)
                                                       ------------    ------------    ------------    ------------

Weighted average number of common shares outstanding     17,559,485      12,285,750      15,357,241      11,443,123

     Net loss per common share .....................   $      (0.09)   $      (0.18)   $      (0.33)   $      (1.16)
                                                       ============    ============    ============    ============


     Computation of (loss) per common share
         assuming full dilution (A):

     (A) No calculation of loss per common share assuming full dilution is submitted because such computation results in an antidilutive loss per common share.